Exhibit 16.1

September 20, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Nuvelo, Inc. and, under the date of March 15, 2006, we reported on the consolidated financial statements of Nuvelo, Inc. as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On September 14, 2006, our appointment as principal accountants was terminated. We have read Nuvelo, Inc’s statements included under Item 4.01 of its Form 8-K dated September 20, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Nuvelo, Inc.’s statement that our dismissal and Ernst & Young LLP’s engagement was approved by the audit committee of the board of directors, and we are not in a position to agree or disagree with Nuvelo, Inc.’s statements contained in section b, “New Independent Registered Public Accounting Firm.”

Very truly yours,

/s/ KPMG LLP